Exhibit 99.1

DIGITAL ANGEL ANNOUNCES SALE OF CLIFFORD & SNELL UNIT

All-Cash Transaction; Net Proceeds To Be Applied To Working Capital

SO. ST. PAUL, MN (April 30, 2010) – Digital Angel (NASDAQ: DIGA), an advanced technology company in the field of animal identification and emergency identification solutions, today announced that it has sold its Clifford & Snell unit in the United Kingdom for £2.3 million in cash, or approximately $3.5 million at current exchange rates. The purchaser is R. Stahl Ltd., a subsidiary of R. Stahl AG, a public company based in Waldenburg, Germany. R. Stahl develops, manufactures and markets explosion-protection products worldwide for industrial customers.

Under the terms of the agreement, Digital Angel received at closing an initial payment of approximately £1.1 million (or $1.7 million at current exchange rates) in cash, after debt repayment, closing costs, a reserve for a second closing payment, and amounts held in escrow. The key terms of the transaction are as follows:

•	All-cash, asset sale transaction priced at £2.3 million
•	Approximately £1.1 million received at closing, after the following offsetting amounts:
•	Debt repayment of about £330,000
•	Approximate closing costs of £230,000
•	“Second closing” payment of about £230,000 to be made following a six-month supply agreement, during which time R. Stahl will purchase products before taking full control of operations
•	£375,000 to be held in escrow for up to 18 months

Joseph J. Grillo, Digital Angel’s Chief Executive Officer and President, commented, “This transaction marks another important step towards focusing Digital Angel on our Animal Identification business, and gives us enhanced financial flexibility in the process.”

About Digital Angel
Digital Angel (NASDAQ: DIGA) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel’s products are utilized around the world in such applications as pet identification, using its patented, FDA-approved implantable microchip; livestock identification and herd management using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for army, navy and air force applications worldwide. For further information please visit www.digitalangel.com.

This press release contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, those concerning expectations regarding the impact of the agreement on the Company’s financial results. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Additional information about these and other factors that could affect the Company’s businesses is set forth in the Company’s Form 10-K under the caption “Risk Factors” filed with the Securities and Exchange Commission (“SEC”) on April 1, 2010, and subsequent filings with the SEC. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:
Digital Angel
Jay McKeage
Phone: (651) 554-1564

KCSA
Todd Fromer / Rob Fink
212-896-1215 / 212-896-1236
digitalangel@kcsa.com

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